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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                FEBRUARY 29, 2000

                                 Date of Report
                        (Date of earliest event reported)


                           HUMAN GENOME SCIENCES, INC.
                           ---------------------------

               (Exact Name of Registrant as Specified in Charter)


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
                     DELAWARE                                    0-022962                               22-3178468
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  (State or Other Jurisdiction of Incorporation)         (Commission File Number)           (IRS Employer Identification No.)
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              9410 KEY WEST AVENUE, ROCKVILLE, MARYLAND 20850-3338
              ----------------------------------------------------
               (Address of Principal Executive Offices) (ZIP Code)


       Registrant's telephone number, including area code: (301) 309-8504
                                                           --------------


          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.     OTHER EVENTS.

(a) CAMBRIDGE ANTIBODY TECHNOLOGY

      On February 29, 2000, Human Genome Sciences announced that it entered into an agreement with Cambridge Antibody Technology plc ("CAT"). The ten-year agreement provides Human Genome Sciences with rights to use CAT technology to develop and sell an unlimited number of fully human antibodies for therapeutic and diagnostic purposes. Human Genome Sciences also has rights to use CAT antibody technology for the use and sale of certain research tools, for which Human Genome Sciences will pay to CAT a share of revenues received. Human Genome Sciences will also pay CAT clinical development milestones and royalties based on product sales.

      Human Genome Sciences and CAT also plan to combine their resources to develop and sell a significant number of therapeutic antibody products. CAT has the right to select up to twenty-four proprietary Human Genome Sciences antigens for preclinical development. Human Genome Sciences has the option to share clinical development costs and to share the profits equally with CAT on up to eighteen such products. CAT has rights to develop six such products on its own. Human Genome Sciences is entitled to clinical development milestones and royalty payments on the products.

      Under the agreement, Human Genome Sciences will buy 1.67 million ordinary shares of CAT for the sterling equivalent of approximately $55 million, giving it an initial equity stake of approximately six percent in CAT. Human Genome Sciences paid an additional $12 million in licensing fees to CAT, which includes research support at CAT to help it to develop Human Genome Sciences human antibody products. A portion of the equity investment is subject to approval by CAT's shareholders. The equity investment is expected to be completed in April 2000.

(b) COMPUGEN, LTD.

      On March 2, 2000, Human Genome Sciences announced that it entered into an agreement with Compugen Ltd. under which Compugen scientists will work with scientists at Human Genome Sciences, using the Compugen LEADS computational analysis platform, to analyze Human Genome Sciences' collection of human genes. The work is expected to result in the creation of a chromosomal map of most expressed genes, the creation of a large collection of single nucleotide polymorphisms in expressed genes, called cSNPs, and the creation of a comprehensive description of human gene organization and splicing variants. Human Genome Sciences will pay Compugen a fixed multi-million dollar fee for work to be completed within the next 12 months and will hold the exclusive rights to commercialize the results of the study.


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(c) VEGF-2 TRIALS

      On February 29, 2000, Vascular Genetics, Inc., a joint venture in which Human Genome Sciences holds a substantial interest, announced that it will not enroll or treat additional patients in its clinical trials of Vascular Endothelial Growth Factor-2, known as VEGF-2, in response to a U.S. Food and Drug Administration hold on testing. Four clinical trials of VEGF-2 had been ongoing. Vascular Genetics announced the completion of three of these clinical trials -- one for the treatment of coronary artery disease and two trials for the treatment of critical limb ischemia - because enrollment and dosing were complete. In a fourth trial, a double-blind, placebo-controlled dose response study of catheter-based delivery of VEGF-2 for coronary artery disease, Vascular Genetics enrolled and treated the majority of the enrollment target. During the hold period, Vascular Genetics will provide the FDA with results which are being compiled from the clinical trials, in addition to providing measurements of the amount of the VEGF-2 protein in patient blood samples using new assay methodology which has been developed. Vascular Genetics believes that the existing data from the Phase I/II trials, together with the results of the additional data analysis now in progress, should allow it to address the FDA's questions and support the initiation of new trials. Vascular Genetics must receive approval of the FDA before the fourth trial can be completed or additional trials initiated.

      There are several issues that could adversely affect the clinical trial results of VEGF-2, including unforeseen side effects, variability in the number and types of patients in the study and response rates required to achieve statistical significance in the study. In addition, these clinical trials are being conducted with patients who have failed conventional treatments or for which no conventional treatment exists. During the course of treatment, these patients can die or suffer adverse medical effects for reasons that may or may not be related to VEGF-2. Deaths in the patient population for the VEGF-2 trial did occur in both active and placebo groups, and Vascular Genetics has reviewed the relevant data regarding these patients and will provide an analysis of the reasons for these deaths to the FDA. These adverse effects may affect the interpretation of the clinical trial results and the success of the trials. Further, as for most pharmaceutical drug products, later stage clinical trials may be extensive, expensive and time-consuming. Ultimately, VEGF-2 may not be approved for use in humans.

(d) REDEMPTION OF 5% CONVERTIBLE SUBORDINATED NOTES DUE 2006

      On March 2, 2000, Human Genome Sciences announced its decision to call its $200 million aggregate principal amount of 5% Convertible Subordinated Notes Due 2006 (the "Notes") for redemption on Wednesday, March 22, 2000. In lieu of redemption, holders may convert their Notes into Human Genome Sciences common stock at any time on or prior to March 21, 2000. Based upon the market price of its common stock, Human Genome Sciences expects that Note holders will choose to convert their Notes into common stock rather than accept redemption.

      Holders of the Notes would receive $1,000 in cash per $1,000 principal amount of Notes, plus accrued interest, or may choose to convert their Notes into Human Genome Sciences


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common stock. In addition, Human Genome Sciences will make a "make-whole"
payment of $150 per $1,000 principal amount of Notes, whether redeemed or converted, which will result in a one-time charge to earnings of $30 million, or $0.55 per share. The Notes may be converted into common stock at a price of $71.625 per share, which is equivalent to 13.9616 shares of common stock per $1,000 principal amount of Notes. The Notes' initial conversion price of $143.25 and conversion rate of 6.9808 shares were adjusted to reflect a two-for-one stock split of the Human Genome Sciences common stock, paid in the form of a stock dividend on January 28, 2000. Based upon the closing price of the Human Genome Sciences common stock on March 1, 2000 of $225.25 per share, each holder who converts $1,000 principal amount of Notes would receive shares of the common stock having a market value of approximately $3,144.85, plus the "make-whole" payment of $150.00. This conversion right will expire on Tuesday, March 21, 2000 at 5:00 pm in New York City.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HUMAN GENOME SCIENCES, INC.

Date: March 2, 2000                By: /s/ Steven C. Mayer
                                       -------------------
                                       Steven C. Mayer
                                       Senior Vice President and Chief
                                         Financial Officer